News Bulletin

For Further Information:
Richard R. Putnam
Investor Relations
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2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2331
www.franklincovey.com

FRANKLINCOVEY INTRODUCES
NEW BOARD MEMBER CLAYTON CHRISTENSEN

Salt Lake City, Utah-- March 16, 2004 -- FranklinCovey (NYSE: FC) a global leader in effectiveness training, productivity tools and assessment services for organizations, teams and individuals, announced today the appointment of Clayton Christensen to its Board of Directors. Dr. Christensen is the Robert and Jane Cizik Professor of Business Administration at the Harvard Business School where he has been a faculty member since 1992. His research and teaching interests center on the management issues related to the development and commercialization of business model innovation and technology. His specific area of focus is in developing organizational capabilities. Dr. Christensen received his MBA and DBA from the Harvard Business School. He also served as president and chairman of Ceramics Process Systems from 1984 to 1989. From 1979 to 1984 he worked as a consultant and project manager for the Boston Consulting Group.

Dr. Christensen will direct the Strategy Council for the Board of Directors and focus on strategic initiatives for the Company. He has been appointed to a term expiring at the annual meeting of the Company’s shareholders to be held following the end of fiscal 2004.

Robert Whitman, Chairman, commenting on the recent appointment said, “We are pleased to have Dr. Christensen join us and are confident that his expertise will add valuable insight and direction to our curriculum and marketing efforts. We look forward to having him join us in our efforts to take full advantage of the opportunities that are ahead of us. He will enrich our strong offerings to businesses and organizations that are searching for ways to narrow the execution gap between management goals and front line execution.”

About FranklinCovey FranklinCovey is a global leader in effectiveness training, productivity tools, and assessment services for organizations and individuals. FranklinCovey helps companies succeed by unleashing the power of their workforce to focus and execute on top business priorities. Clients include 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Organizations and individuals access FranklinCovey products and services through corporate training, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 140 retail stores, and www.franklincovey.com. Approximately 2,000 FranklinCovey associates provide professional services and products in 39 offices and in 95 countries.